Exhibit 4.2

INVENSENSE, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Dated as of March 28, 2008

INVENSENSE, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of March 28, 2008 by and among InvenSense, Inc., a Delaware corporation (the “Company”) and the investors listed on Schedule A hereto (each an “Investor” and collectively the “Investors”) and Steven Nasiri (the “Founder”).

RECITALS

A.      Certain of the Investors (the “Prior Investors”) hold shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”) and shares of Series B Preferred Stock of the Company (“the Series B Preferred Stock”) are parties to that certain Amended and Restated Investors’ Rights Agreement dated December 1, 2006 by and among the Company, the Founder and such Prior Investors (the “Prior Agreements”) and are the holders of at least a two-thirds majority of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock subject to or enjoying the rights under the Prior Agreement.

B.      Certain of the Investors and the Company are parties to that certain Series C Preferred Stock Purchase Agreement dated as of the date hereof (the “Series C Purchase Agreement”) relating to the issue and sale of shares of Series C Preferred Stock of the Company (the “Series C Preferred Stock,” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”).

C.      The obligations of the Company and certain of the Investors under the Series C Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors, the Prior Investors and the Company desire to amend and restate the Prior Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:

1.   Registration Rights.  The Company covenants and agrees as follows:

1.1      Definitions.  For purposes of this Section 1:

(a)      The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)      The term “Act” means the Securities Act of 1933, as amended.

(c)      The term “Common Stock Designee” shall mean a member of the Board of Directors of the Company that the holders of Common Stock are entitled to elect pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

(d)      The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)      The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.10(d) hereof; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(f)      The term “Initial Public Offering” means the first underwritten public offering of securities of the Company pursuant to an effective registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

(g)      The term “Qualified Public Offering” shall mean the first underwritten public offering of securities of the Company pursuant to an effective registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) in which the public offering price per share is at least $2.45 (subject to adjustment for any stock splits, stock dividends, recapitalizations and the like) and the proceeds to the Company after deduction of underwriters’ commissions and expenses are at least $25,000,000.

(h)      The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i)       The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; (ii) the Common Stock issuable or issued upon the exercise of warrants for Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock where such Preferred Stock has been converted into Common Stock (the “Warrant Shares”); (iii) any Common Stock held by the Founder, or issuable to the Founder upon the conversion or exercise of any warrant, right or other security (that in each case does not fall into the categories set forth in (i) and (ii) of this paragraph), except that such Common Stock held or issuable to Founder shall be excluded for purposes of Section 1.2 and Section 1.4 and (iv) any

Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person (x) in a transaction in which his, her or its rights under this Section 1 are not assigned, (y) pursuant to a registration statement under the Act that has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, or (z) in a transaction in which such Registrable Securities are sold pursuant to Rule 144 (or any similar provision then in force) under the Act. Notwithstanding anything to the contrary set forth in this Section 1.1, neither the Warrant Shares nor any shares of Common Stock otherwise deemed “Registrable Securities” with respect thereto pursuant to Section 1.1(i)(iii) shall be deemed Registrable Securities and the holders thereof shall not be deemed Holders of the purposes of determining whether the Company is required to effect a registration or file a registration statement pursuant to Sections 1.2 or 1.4.

(j)      The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(k)      The term “SEC” shall mean the Securities and Exchange Commission.

(l)       The term “Series A Designee” shall mean a member of the Board of Directors of the Company that the holders of Series A Preferred Stock are entitled to elect pursuant to the terms of the Company’s Restated Certificate.

(m)     The term “Significant Holder” shall mean an Investor holding at least 1,300,000 shares of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), 1,300,000 shares of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) or 800,000 shares of the Series C Preferred Stock then outstanding (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like).

1.2      Request for Registration.

(a)      Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Public Offering, a written request from the Holders of fifty percent (50%) or more of the common stock issuable upon conversion of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of shares of at least twenty-five percent (25%) of the then outstanding Registrable Securities, or such lesser number of shares as shall have an aggregate price to the public of at least $25,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b)      If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and consented to by a majority in interest of the Initiating Holders (such consent not to be unreasonably withheld). Notwithstanding any other provision of this Section 1.2, if the underwriter determines in good faith and advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis (as nearly as practicable) based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), provided that no Registrable Securities shall be excluded unless and until all other securities of the Company have been excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)      In addition, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)      after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registration has been declared or ordered effective;

(ii)     during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iii)    if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4;

(iv)    if the Company shall furnish to the Initiating Holders, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 60 days after receipt of the request of the Initiating Holders; provided however that the Company may not utilize this right more than once in any twelve (12) month period; or

(v)      in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

1.3      Company Registration.

(a)      If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, give each Holder written notice of such registration at least thirty (30) days prior to filing any related registration statement. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)      Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

1.4      Form S-3 Registration.  In case the Company shall receive from a Holder or Holders of more than two percent (2%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)      promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)      use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i)      if Form S-3 is not available for such offering by the Holders;

(ii)     if the Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000;

(iii)    if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 1.4; provided however that the Company may not utilize this right more than once in any twelve (12) month period;

(iv)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(v)     in any particular jurisdiction in which the Company would be required to qualify to do business, where not otherwise required, or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by Act.

(c)      Subject to the foregoing, the Company shall use commercially reasonable efforts to file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2 or Section 1.3.

1.5      Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)      prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement;

(b)      prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)      furnish to each Holder (i) a draft copy of the registration statement, and (ii) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(d)      use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

(e)      for purposes of Section 1.3 and 1.4 only, the following paragraph shall apply: in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold, other than by the Company, that the underwriters determine in good faith is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in good faith will not jeopardize the success of the offering and shall be allocated as follows: (i)

first, pro rata among all Holders requesting to include Registrable Securities (excluding Warrant Shares and all Common Stock held by the Founder that does not constitute Registrable Securities by reason of clauses (i) or (ii) in the definition thereof), (ii) second, to Warrant Shares; and (iii) third to all other Common Stock held by the Founder; but in no event (x) shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the Holders may be excluded if the underwriters make the determination described above, and (y) shall the amount of securities of the Founder included in the offering be reduced to a level that is less than fifty percent (50%) of the amount of securities the Founder would have been entitled to included in the offering if all of the Registrable Securities held by the Founder (excluding Warrant Shares) were treated identically to the Registrable Securities of the other Holders for the purpose of the pro rata allocation in (i) above. For purposes of the preceding provision concerning apportionment, pro rata apportionment shall be implemented according to the total amount of securities entitled to be included therein owned by each selling Holder. For any selling Holder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members or retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling Holder,” as defined in this sentence;

(f)      notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g)      cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)      provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.6      Information from Holder.

(a)      It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

(b)      The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 if, due to the operation of subsection 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a).

1.7      Expenses of Registration.

(a)      All expenses (other than underwriting discounts and commissions and the costs of any independent accounting advice or services procured by any selling Holder incurred in connection with registrations), filings or qualifications pursuant to Sections 1.2 and 1.3, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of one counsel for the selling Holders in an amount not to exceed $35,000 which counsel shall be reasonably acceptable to the Company) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

(b)      All expenses (other than underwriting discounts and commissions and the costs of any independent accounting advice or services procured by any selling Holder incurred in connection with registrations), filings or qualifications pursuant to Section 1.4, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of one counsel for the selling Holders, not to exceed $35,000, which counsel shall be reasonably acceptable to the Company) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.4.

1.8      Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9      Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)      To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, members, managers and directors of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter, within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any federal or state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any federal or state securities laws; and the Company will reimburse each such Holder, partner, officer, member, manager, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further, that the Company will not be liable in any such case to the extent, but only to the extent, that any such loss, claim, damage, liability or action arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, officer, member, manager, director, underwriter, or controlling person; provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)      To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other stockholder selling securities in such registration statement and any controlling person of any such underwriter or other stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)      Promptly after receipt by an indemnified party under this Section 1.9 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)      If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party. In no event shall any contribution under this Section 1.9(c) exceed the net proceeds from the offering received by such Holder, less any amounts paid under subsection 1.9(b).

(e)      Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)      The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10    Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)      make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

(b)      take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)      file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d)      furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11    Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee, member, retired member or assignee of such securities that (i) is an affiliate, partner, former partner, limited partner, shareholder, member, or former member of a Holder, (ii) is an entity that owns, directly or indirectly, securities constituting, in the aggregate, 50% or more of the voting power of such Holder, or of which, in the aggregate, 50% or more of the voting power is owned, directly or indirectly, by such Holder, or (iii) after such assignment or transfer, holds at least twenty percent (20%) of Registrable Securities held by the Holder immediately after the date of this Agreement (subject to appropriate adjustment for Recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing a copy of which writing is provided to the Company at the time of transfer to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.2 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership or of a limited liability company who are members, managers or retired members of such limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners, members or managers or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.12    “Market Stand-Off” Agreement.  Each Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial public offering by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), sell, transfer, pledge, grant an option to purchase, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired). The foregoing provisions of this Section 1.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only apply if all officers, directors and greater than one percent (1%) stockholders of the Company then holding Common Stock of the Company enter into similar agreements. The underwriters in connection with the initial public offering by the Company are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, each Holder hereby agrees to enter into written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 1.12, and each Holder hereby agrees that such underwriters shall be entitled to require each such Holder to enter into such a written agreement. Notwithstanding the foregoing, nothing in this Section 1.12 shall prevent a Holder from making a transfer of any Common Stock that was listed on a national stock exchange, actively traded over-the-counter or traded on the NASDAQ National Market at the time it was acquired by the Holder or was acquired by such Holder pursuant to Rule 144A of the Act, including any shares acquired in the Initial Public Offering.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.13    Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 1 upon the earlier of (i) five (5) years following the consummation of the Qualified Public Offering, or (ii) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Act or, (iii) as to any Holder, such earlier time at which such Holder holds Registrable Securities constituting less than one percent (1%) of the outstanding voting stock of the Company.

2.   Covenants of the Company.

2.1      Delivery of Financial Statements.  The Company shall deliver to each Significant Holder:

(a)      as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)      as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; and

(c)      such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Significant Holder or any assignee of such Significant Holder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information. Each holder of Registrable Securities agrees to hold all information received pursuant to this Section 2 in confidence, and not to use or disclose any of such information to any third party, except information that (i) is known or becomes known to the public in general (other than as a result of a breach of this subsection by a Holder); (ii) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information; or (iii) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company.

Notwithstanding the foregoing, a Holder may disclose confidential information:

(1)      to any of the Holder’s attorneys, accountants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Holder’s investment in the Company and if such professionals are obligated to maintain the confidentiality of the same;

(2)      to any of the Holder’s partners, members, shareholders, managers, or affiliates in connection with monitoring or reporting on the Holder’s investment in the Company provided such persons are obligated to Holder to maintain the confidentiality of the same; or

(3)      as may otherwise be required by law.

The obligations pursuant to this Section 2.1 shall terminate upon a Qualified Public Offering. Significant Holders with a commercial business relationship with the Company shall take reasonable measures to ensure that financial information of the Company is segregated from persons engaged in or having responsibility for commercial relations with the Company, and the Company shall have the right to exclude certain sensitive confidential business information, which the Company determines, in its discretion, is confidential or sensitive, from disclosure to such persons if the steps taken are not satisfactory to the Company.

2.2      Right of First Offer.  Subject to the terms and conditions specified in this Section 2, the Company hereby grants to each Significant Holder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2, Significant Holder includes any partners, members, managers and affiliates of Significant Holder.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (including debt instruments that are convertible for capital stock) (the “Shares”) , the Company shall first make an offering of such Shares to each Significant Holder in accordance with the following provisions:

(a)      The Company shall deliver a notice in accordance with Section 4.5 (the “Notice”) to the Significant Holders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b)      By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice (the “Response Period”), the Significant Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Significant Holder bears to the total number of shares of capital stock of the Company then outstanding. Following the expiration of the Response Period, the Company shall promptly, in writing, inform each Significant Holder which purchases any Shares available to it (an “Exercising Significant Holder”) of any other Significant Holder’s failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Exercising Significant Holder shall be entitled to purchase or obtain that portion of the Shares for which Significant Holders were entitled to subscribe but which were not subscribed for by the Significant Holders which is equal to the proportion that the number of shares of stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Exercising Significant Holder bears to the total number of shares of stock issued and held, or issuable upon conversion of Preferred Stock then held, by all Exercising Significant Holders who wish to purchase some of the unsubscribed Shares.

(c)      If all Shares that Significant Holders are entitled to obtain pursuant to Section 2.2(b) are not elected to be obtained as provided in Section 2.2(b) hereof, the Company may, during the ten (10) day period following the expiration of the period provided in Section 2.2(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within one hundred twenty (120) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Significant Holders in accordance herewith.

(d)      The right of first offer in this Section 2 shall not be applicable to the following securities (each of which shall be deemed “Excluded Securities”):

(i)	securities issued in connection with a split or subdivision of the outstanding shares of Common Stock or a determination that holders of Common Stock shall be entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof);

(ii)	shares of Common Stock issued or deemed issued to employees, consultants, officers or directors of this Corporation pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors of the Company;

(iii)	shares of Common Stock issued in connection with (1) a Qualified Public Offering, (2) the conversion of Preferred Stock to Common Stock, or (3) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(iv)	shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date of this Agreement;

(v)	shares of Common Stock issued in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the affirmative vote of at least a sixty percent (60%) majority of the members of the Board of Directors; or

(vi)	stock, warrants or other securities or rights issued or granted to persons or entities in connection with equipment financing or leasing arrangements or strategic partnering transactions provided such issuances are for other than primarily equity financing purposes as approved by the affirmative vote of at least a sixty percent (60%) majority of the members of the Board of Directors.

(e)      The right of first offer set forth in this Section 2.2 may be assigned (but only with all related obligations) by a Holder to a transferee, member, retired member or assignee of such securities that (i) is a partner, limited partner, member, manager or stockholder of a Holder, (ii) is an entity that owns, directly or indirectly, securities constituting, in the aggregate, 50% or more of the voting power of such Holder, or of which, in the aggregate, 50% or more of the voting power is owned, directly or indirectly, by such Holder, or (iii) after such assignment or transfer, holds at least five percent (5%) shares of Registrable Securities (subject to appropriate adjustment for Recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing a copy of which writing is provided to the Company at the time of transfer to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 above.

(f)      The right of first offer set forth in this Section 2.2 shall terminate immediately prior to closing of a Qualified Public Offering.

2.3      Common Stock Vesting.  Shares of Common Stock (or options therefor) issued to employees and service providers of the Company shall, unless otherwise approved by the Board of Directors of the Company, vest as follows: no shares of Common Stock (or options therefor) shall vest until the completion of the twelve (12) month anniversary of the commencement of employment or service, at which time twenty-five percent (25%) of the Common Stock (or option therefor) shall vest; and the remainder of the shares of Common Stock (or options therefor) shall vest in equal monthly installments over the following thirty-six (36) months. In addition, the Company shall not issue, without the prior consent of the Board of Directors, any equity securities (including but not limited to options, warrants or shares of capital stock) to any person or entity unless such person or entity shall have previously executed a market standoff agreement with the Company pursuant to which such person or entity shall have agreed to provisions no less restrictive than those set forth in Section 1.12 above.

2.4      Observer Rights.

(a)      As long as entities controlling, controlled by or under common control with QUALCOMM Incorporated (“Qualcomm”) own not less than fifty percent (50%) of the aggregate number of shares of Series B Preferred Stock acquired pursuant to that certain Series B Purchase Agreement dated as of December 1, 2006, the Company shall invite a representative of Qualcomm, who shall be reasonably acceptable to the Company, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided however, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Company reasonably determines (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets, and (iii) access to such information or attendance at such meeting could result in a conflict of interest between Qualcomm or its representative and the Company or its counsel. Qualcomm agrees, and any representative of Qualcomm will agree, to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to it or learned by it in connection with its rights under this Agreement, except to the extent otherwise required by law and any other regulatory process to which Qualcomm is subject. Qualcomm also agrees to execute a Non-Disclosure Agreement, which is in form and substance satisfactory to Qualcomm and the Company. The rights described herein shall terminate and be of no further force or effect upon the earliest of the date of: (i) the closing of an Initial Public Offering or (ii) when the Company first becomes subject to the periodic reporting requirement of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended. The confidentiality provision hereof will survive any such termination.

2.5      Restrictive Covenants.  Subject to any consent of the Preferred Stock that may be required under the Company’s Restated Certificate, as may be amended from time to time, a majority vote of the authorized number of directors of the Company shall be required for the Company to:

(a)      enter into any capital purchase agreement in excess of $300,000 or other similar contractual obligations on behalf of the Company to the extent they are not contemplated by an operating plan approved by the Board of Directors or involve a build commitment in excess of three months;

(b)      issue any debt obligations in excess of an aggregate of $250,000;

(c)      appoint a Chief Executive Officer; or

(d)      change the authorized number of directors, provided however that this action shall also require the approval of two of the Series A Designees.

2.6      Indemnification.  The Company shall indemnify members of the Board of Directors to the maximum extent provided by law pursuant to the Company’s bylaws and Restated Certificate. The Company shall enter into the Investors’ standard indemnification agreement with the Board of Directors and any related funds in connection with any action taken by such Investor in its capacity as a director or stockholder of the Company.

2.7      Employee Proprietary Information and Inventions Agreements.  Following the Closing, the Company hereby agrees that each and every employee, consultant or contractor of the Company shall execute and deliver an Employee Proprietary Information and Inventions Agreement with the Company in a form substantially similar to the form of such agreement provided to the Investors.

2.8      Market Stand-Off; Drag Along.  The Company hereby agrees that (a) it will require all future purchasers of its capital stock prior to the Company’s Initial Public Offering to execute a “Market Stand-Off” Agreement in the form of Section 1.12 hereof and (b) it shall at all times cause the holders of at least 51% of its common stock to have executed an agreement containing the “Drag Along” obligations described in Section 8 of that certain Second Amended and Restated Right of First Refusal, Co-Sale and Drag Along Agreement entered into as of the date hereof among the Company, the Investors and the Founder.

2.9      Insurance.  The Company hereby agrees that:

(a)      it shall maintain fire, casualty and liability insurance policies, in such amounts (subject to reasonable deductibles) as are carried by similarly situated companies; and

(b)      it shall maintain, customary directors’ and officers’ insurance policies, with amounts of coverage to be determined by the Board of Directors of the Company.

(c)      subject to the discretion of the Board of Directors, it shall obtain within thirty (30) days of the date hereof, at its expense, “key person” life insurance insuring the life of Steven Nasiri for a death benefit of at least $1,000,000 for such individual while such individual is an employee of the Company (“Key Person Policy”), unless a majority of the members of the Board of Directors, including at least one designee of the holders of the Series A Preferred Stock, shall elect to waive such requirement. The Company shall be designated as beneficiary of the Key Person Policy; provided that, in the event of any payment of proceeds of such Key Person Policy, notwithstanding anything to the contrary contained in the Restated Certificate and without waiving any rights thereunder, holders of at least 66 2/3% of the shares of Preferred Stock may elect to have the Company redeem all or part of the Preferred Stock and use all or a portion of the proceeds of such Key Person Policy therefor.

2.10    Termination of Certain Covenants.  Except as otherwise provided, the covenants set forth in this Section 2 shall terminate and be of no further force or effect upon (i) the consummation of the Initial Public Offering, or (ii) a Liquidation Event (as such term is defined in the Company’s Restated Certificate) in which the consideration received is cash or marketable securities.

3.   Miscellaneous.

3.1      Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2      Governing Law; Venue.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be subject to resolved exclusively by the federal courts located in the County of Santa Clara, California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

3.3      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4      Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5      Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 3.5 by giving the other party written notice of the new address in the manner set forth above.

3.6      Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7      Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a two-thirds majority in interest of the Registrable Securities then outstanding; provided, however, that no person shall be granted a right to participate in registrations of the Company comparable to those provided in Section 1.3 of this Agreement on parity with or superior to those of the Holders of Registrable Securities without the consent of the holders of a two-thirds majority in interest of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, the Company, and the Founder.

3.8      Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9      Aggregation of Stock.  All shares of Registrable Securities held or acquired by entities advised by the same investment adviser and affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10    Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

*        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

INVENSENSE, INC.

By:	/s/ Steven Nasiri
Steven Nasiri, President and CEO

Address:	INVENSENSE, INC.
1197 Borregas Avenue
Sunnyvale, California 94089

FOUNDER:

By:	/s/ Steven Nasiri
Name: Steven Nasiri

[Investor Signature Pages Follow]

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTOR:

SIERRA VENTURES IX, L.P.

By:	/s/ Ben Yu
Name:	Ben Yu
Title:	Manager
on behalf of Sierra Ventures Associates IX, LLC the General Partner of Sierra Ventures IX, L.P.

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTOR:

DOCOMO CAPITAL, INC.

By:	Nobuyuki Akimoto
Its:	President & CEO

/s/ Nobuyuki Akimoto
Nobuyuki Akimoto

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTOR:

QUALCOMM Incorporated

By:	/s/ William E. Keitel

Name: William E. Keitel
Title: Executive Vice President and CFO

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTOR:

INVENTEC APPLIANCES CORPORATION

By:	/s/ Arnold Gia-Shuh Jang

Name:	Arnold Gia-Shuh Jang

Title:	Vice President

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

PARTECH U.S. PARTNERS IV, LLC
By: Tim Wilson
Its: attorney in fact

/s/ Tim Wilson
Tim Wilson

45TH PARALLEL, LLC

By: Tim Wilson
Its: attorney in fact

/s/ Tim Wilson
Tim Wilson

MULTINVEST, LLC

By: Tim Wilson
Its: attorney in fact

/s/ Tim Wilson
Tim Wilson

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTOR:

SGI 1

By:	/s/ Don Suh

Name:	Don Suh

Title:	Managing Director

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTOR:

CYBERNET VENTURE CAPITAL CORP.

By:	/s/ Dr. Ga-Lane Chen
Name: Dr. Ga-Lane Chen
Title: General Manager

Address:
1705 Junction Ct. Suite 200
San Jose, CA 95112
Facsimile: (408) 547-8663

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTOR:

VENTURETECH ALLIANCE FUND III, LP

By: VentureTech Alliance III, LLC

By:	/s/ James V. Diller Jr.
Name: James V. Diller Jr.
Title: Managing Member

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

INVESTORS:

ARTIMAN VENTURES, L.P.

By: Artiman, LLC
Its: General Partner

/s/ Amit Shah
Amit Shah, Manager

ARTIMAN VENTURES SIDE FUND, L.P.

By: Artiman, LLC
Its: General Partner

/s/ Amit Shah
Amit Shah, Manager

ARTIMAN VENTURES SIDE FUND II, L.P.

By: Artiman, LLC
Its: General Partner

/s/ Amit Shah
Amit Shah, Manager

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

SCHEDULE OF INVESTORS

Sierra Ventures IX, L.P. 2824 San Hill Road, Suite 100 Menlo Park, CA 94025	DoCoMo Capital, Inc. 3240 Hillview Avenue Palo Alto, CA 94304

VentureTech Alliance Fund III, LP 2585 Junction Avenue San Jose, CA 95134	SGI 1 Daedong Building, 2nd Floor, 517-4 Dogok Dong. Gangnam-gu, Seoul, S. Korea

Cybernet Venture Capital Corp. 1705 Junction Ct. Suite 200 San Jose, CA 95112 Facsimile: (408) 547-8663	Inventec Appliances Corporation 37, Wugong 5th Rd. Wugu Shiang, Taipei, Tawain 248

Artiman Ventures, L.P. Attn: Amit Shah 2000 University Avenue, Suite 602 Palo Alto, CA 94303 tel: (650) 845-2020 fax: (650) 845-2019	Partech U.S. Partners IV, LLC Attn: Tim Wilson 50 California Street, Suite 3200 San Francisco, CA 94111 tel: (415) 788-2929 fax: (415) 788-6763

Artiman Ventures Side Fund, L.P. Attn: Amit Shah 2000 University Avenue, Suite 602 Palo Alto, CA 94303 tel: (650) 845-2020 fax: (650) 845-2019	45th Parallel, LLC Attn: Tim Wilson 50 California Street, Suite 3200 San Francisco, CA 94111 tel: (415) 788-2929 fax: (415) 788-6763

Artiman Ventures Side Fund II, L.P. Attn: Amit Shah 2000 University Avenue, Suite 602 Palo Alto, CA 94303 tel: (650) 845-2020 fax: (650) 845-2019	Multinvest, LLC Attn: Tim Wilson 50 California Street, Suite 3200 San Francisco, CA 94111 tel: (415) 788-2929 fax: (415) 788-6763

QUALCOMM Incorporated Attn: Legal Department 5775 Morehouse Drive San Diego, CA 92121 tel: (858) 587-1121 fax: (858) 658-2100	Steven Nasiri 19500 Via Real Drive Saratoga, CA 95070 tel: (408) 988-7339 fax: (408) 988-8104

Key Principal Partners, LLC Attn: Bart Shirley 800 Superior Ave., 10th Floor Cleveland, Ohio 44114 tel: (216) 828-8127 fax: (216) 828-8159	Macnica Investment Partners Attn: David Seu Tokyo Ginko Kyokai Building, 6F 1-3-1 Marunouchi Chiyodaku Tokyo, Japan 100-0005 tel: 81.3.6212.2720 fax: 81.3.6212.2730